LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made and entered into this May __ 2005 among Interplanet Productions, Ltd. c/o Sterling/Winters Company, 10900 Wilshire Boulevard, 15th Floor, Los Angeles (“Licensor”), and House of Taylor Jewelry, Inc., a California corporation, 9200 Sunset Boulevard, Suite 425, West Hollywood, California 90069 (“Licensee” or “Company”):

WITNESSETH

WHEREAS, Dame Elizabeth Taylor has a highly favorable public image and strong brand identity; and

WHEREAS, Licensor has registered trademarks and rights to the name, likeness, and visual representation of Dame Elizabeth Taylor and such name, likeness, and visual representation being well known and recognized by the general public and associated in the public mind with Licensor; and

WHEREAS, Licensee desires to use the Licensed Marks, as specifically defined in Paragraph 1.1 below, in connection with the manufacture, sale, and distribution of various Licensed Products and certain other uses, as specifically defined in Paragraph 1.2 below; and

WHEREAS, in addition to agreeing to Licensee’s use of the Licensed Marks, Licensor wishes to cooperate with Company in order to develop, promote, and expand recognition of the House of Taylor and the Elizabeth Taylor image for the mutual benefit of Licensor, Licensee and Licensee’s customers, including by permitting the use of the name House of Taylor as the Company’s name;

Now, THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed:

1.  DEFINITIONS

1.1

The term "Licensed Marks" shall mean only those of House of Taylor and Elizabeth Taylor’s name, likeness, visual representation and/or each of the individual components thereof, trademarks, service marks, logo, design, and/or any other symbol/device used by the Licensor, which are set forth in Exhibit A attached hereto and incorporated by reference herein.

1.2

The term "Licensed Products" shall mean only those items, which are listed in Exhibit B attached hereto and incorporated by reference herein.  Exhibit B may only be modified, supplemented, and/or amended by written agreement of the Parties as provided herein.

1.3

The term "Territory" shall mean worldwide.

1.4

The term "Parties" and/or "Party" shall mean Licensor and Licensee.

1.5

The term "Net Sales Price" shall mean the wholesale sales price, less any trade discounts or returns, of all Products manufactured, distributed, and/or sold by Licensee.  In computing Net Sales Price, in the event a Product does not sell through and is returned by the wholesaler to Licensee and Licensee gives a trade purchase allowance or liquidates discontinued inventory of the Product, said credits or the difference between the liquidated inventory sold and the wholesale purchase price previously recorded shall be deducted in computing Net Sales Price, which shall be done in good faith in accordance with sound accounting practices.  However, in computing Net Sales Price, no direct or indirect expenses incurred in shipping selling or advertising the Products (including operating or other advertising and promotion allowances) shall be deducted.

1.5.1

The term “Trade Discounts” shall mean any reductions in the wholesale sales price of any Product, which are customary in the fine and costume, men’s and women’s jewelry trade and actually granted by Licensee in writing to any customer prior to delivery.

1.5.2

The term “Returns” shall mean any Product which Licensee accepts back from any customer after purchase and delivery thereof and for which Licensee refunds the actual purchase price.

1.6

The term "Agreement" shall mean this Amended and Restated License Agreement between Licensor and Licensee.

1.7

The term “Termination Date” shall mean the date, whichever is earliest, that (i) this Agreement (subject to any renewals or extensions) expires by its own terms, (ii) is thirty (30) days after receipt of notice of termination under Section 21, (iii) Licensee breaches the Agreement, or (iv) any other event occurs which terminates this Agreement where no notice is required.

1.8

The term “Products” means all products sold by the Company, including Licensed Products.

2. GRANT AND ASSIGNMENT OF LICENSE; REPRESENTATIONS

2.1

Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee the right, license, and privilege, and Licensee hereby accepts the right, license, and privilege, of using the Licensed Marks solely (except as provided in Section 2.4 below) upon and in connection with the manufacture, sale, and distribution of the Licensed Products in the Territory. It shall be a condition to Licensor’s continuing grant of the rights contained in this Agreement that Licensee has and continues to have in force a license agreement with respect to the mark the name and likeness of Kathy Ireland (the “KI Agreement”) covering a jewelry collection in the form attached to the Share Purchase Agreement (as defined below).

2.2

Licensee acknowledges and agrees that notwithstanding anything to the contrary contained herein, Licensor owns and shall own all right, title and interest in and to all jewelry designs that will be part of the Elizabeth Taylor Core and Basic Collections.

2.3

Licensee may not assign or sub-license the use of the Licensed Marks to any third party without prior written approval by Licensor, and such right is expressly withheld from this Agreement.  In the event that Licensor approves a sub-license to a third party, the Parties shall mutually agree upon the terms and conditions of said sub-license, including without limitation minimum royalty guarantee and royalty rate, in a separate writing signed by the Parties.

2.4

Licensor and License hereby agree the Company shall use the name “House of Taylor” in the Company name (the “Company Name”), subject to the provisions of this Agreement.  In the event that this Agreement is terminated for any reason and the Company Name includes “House of Taylor,” the Company agrees to take all action to change the Company Name to eliminate “House of Taylor.”  If such action is not taken, Licensor shall have a proxy (which is coupled with an interest) to vote any equity interest in the Company held by the Owners (as defined below) to change the Company Name.

2.5

License represents and warrants that (i) Licensee has been duly formed and is validly existing under the laws of its  state of incorporation and (ii) Licensee has and will have no liabilities related to the Product lines other than those arising after the date of this Agreement relating to the products covered hereby.

2.6

Licensee agrees that during the term of this Agreement, including any renewal or extension thereof, neither it nor any of its owners (or any of their respective Affiliates will sell any jewelry products other than the liquidation of inventory existing as of the date of this Agreements as more fully described on Schedule “C” (“Liquidating Inventory”); provided that if Liquidating Inventory is not sold by July 1, 2006, Licensor will receive a royalty on the sale on Liquidating Inventory sold after such date as provided in Schedule B.

2.7

Licensee acknowledges and agrees that Elizabeth Taylor is now and has for her entire life been associated with diamonds, gems, jewelry, etc.  Licensor, in licensing intellectual/proprietary rights in and to the name, likeness, etc., of Elizabeth Taylor, the Licensed Marks or otherwise, in many instances, with its brand partners (e.g., cosmetics, perfumes, skin care, gaming devices), licenses the right to associate diamonds, gems, jewelry, etc., e.g., as a gift with purchase, give-aways, promotions, product design and packaging, etc., and in connection with advertising, publicity, promotion, marketing, etc., of such products. Licensee specifically acknowledges Licensor’s right to do any and all of the foregoing and any other ancillary and derivative endeavors now and in the future on current and future products, services, etc., with other brand partners and that such activities shall not create a breach or default under the Agreement.  Notwithstanding the foregoing, Licensor will not license or create a new line of jewelry stemming out of a different product or service that it may license.

2.8

In the event that sales revenues from Licensed Products make up less than Thirty Percent (30%) of Licensee's total sales revenues in any calendar year during the Term, Licensor shall have the right, in its sole discretion, to terminate this Agreement for Licensee's breach and/or shall have the right to prompt payment from Licensee of two (2) times the additional royalty that would have been due to Licensor if the sales revenues from Licensed Products under the Brand had made up Thirty Percent (30%) of Licensee's total sales revenues in that calendar year.

3.  TERM

3.1

The term of the license hereby granted shall commence May __, 2005 (the “Effective Date”) and shall be effective through December 31, 2011, as such term may be extended in accordance with Section 3.2 or Section 3.3 below, unless terminated sooner in accordance with the provisions hereof.

3.2

The Parties agree that subject to the provisions of this Section 3.2, either Licensor or Licensee may at its option, extend the term for two additional periods of 7 years each; provided, however, that Licensee may only elect to extend the term if 85% of the aggregate Minimum Royalties in the then current term have been paid by the expiration of the then current term.  If Licensor or Licensee desires to the extend the term, such Party will provide written notice to the Company at least 180 days prior to the expiration of the then existing term.  In order to extend the Term the Licensee shall be required to pay to Licensor an extension fee equal to $1,400,000 which shall be a non-returnable but fully recoupable advance of the royalties to be payable for the first year of the extended term; provided that the extension fee shall not be due if 100% of the aggregate Minimum Royalties in the then current term have been paid by the expiration of the then current term.  Upon such notice, the term shall be extended for an additional 7 years with increases in the Minimum Royalties in each extended year of the term equal to 7.5% over the Minimum Royalty in the immediately preceding year for the first extended 7 year term, and 5% over the Minimum Royalty in the immediately preceding year for the second extended 7 year term.

4.  ROYALTY AND PAYMENT

4.1

The Licensee agrees to pay the Licensor the applicable percentage set forth on Schedule B of the Net Sales Price of all products sold by Licensee payable on a quarterly basis.  All payments under this agreement shall be made in U.S. Dollars.   In addition to the payments above, Licensee shall pay Licensor as brand participation fees the sum of $50,000 (Fifty Thousand Dollars) annually, payable on the Effective Date and on each annual anniversary of the Effective Date during the Term, for use in the sole discretion of Licensor for general marketing, advertising, goodwill and promotion of the overall House of Taylor brand (not limited to the Licensed Products sold under the Licensed Marks pursuant to this Agreement, but for the benefit of the entire House of Taylor brand).

4.2

Licensee agrees that during the term of this Agreement, including any renewal or extension thereof, it will diligently and continuously manufacture, distribute, and/or sell the Products covered by this Agreement, and that it will make and maintain adequate arrangements for the distribution and sale of the Products. Licensee further agrees to use its best efforts to increase its sales of each Product each year of the Agreement, including any renewal or extension thereof.

4.3

Every thirty (30) days, Licensee shall furnish to Licensor a complete sales report of gross sales of Products certified to be accurate by the Chief Financial Officer of Licensee or by some other authorized designee of Licensee showing the number, description, and gross sales of Products distributed or sold by Licensee during the preceding months.  For this purpose, Licensee shall use the approved report form attached as Exhibit “D” and incorporated by this reference herein as modified by the language of this paragraph.  Such report shall be furnished to Licensor whether or not any of Products had been sold during the preceding calendar quarter.

4.4

The receipt or acceptance by Licensor of any of the reports furnished by Licensee pursuant to this Agreement or of any royalties paid by Licensee hereunder (or the cashing of any royalty checks paid by Licensee hereunder) shall not preclude Licensor from questioning the accuracy thereof pursuant to the terms of this Agreement, and in the event that any inconsistencies or mistakes are discovered in such reports or payments, any inconsistency, mistake, or inaccuracy shall immediately be rectified, and any appropriate payment due and owing shall immediately be paid by Licensee to Licensor.

4.5

At the time Licensee delivers the above-referenced royalty reports to Licensor, Licensee shall pay all royalties due and owing directly to Licensor as indicated in the sales and royalty report for the quarter in which earned. All payments shall be to the account indicated below, or to any other account designated in writing by Licensor.

Interplanet Productions, Ltd.

/o Sterling/Winters Company

10900 Wilshire Boulevard

15th Floor,

Los Angeles, California 90024

Attn: _______

4.6

In order to induce Licensor to enter into this Agreement and in order to secure the full and timely performance by the Company of its obligations hereunder, the Company hereby grants and assigns to Licensor a continuing second priority lien (subject only to a first priority lien to the Company’s secured senior lender) and security interest in all accounts receivable of the Company.  The Company shall execute all further documents Licensor may reasonably request or as may be reasonably required to perfect, protect, evidence, renew and/or continue the security interest hereby granted and/or to effectuate any of the purposes and intents of this Agreement, including without limitation the execution and filing of appropriate security agreements and UCC financing statements, each in form and substance satisfactory to Licensor.  The Company’s execution and delivery to Licensor of the foregoing is of the essence of this Agreement.  If the Company fails to execute and deliver any such document promptly upon request, the Company hereby appoints Licensor its irrevocable attorney-in-fact to execute and deliver any such document for and on behalf of the Company, and the Company agrees that such appointment constitutes a power coupled with an interest and is irrevocable.  Licensor shall promptly provide to the Company a copy of all such documents executed on the Company’s behalf.  To enforce its rights hereunder, Licensor shall have all rights and remedies as a secured creditor available to it at law and in equity.

4.7

In consideration of the grant hereunder, and in light of Licensor acquiring 12,000,000 shares of Licensee's Class B Common Stock (the “Shares”) in accordance with the Stock Purchase Agreement dated __________, 2005 (the “Share Purchase Agreement”), Licensor has agreed to a reduced royalty rate described in Section 4.1 above. The Company agrees that , no person (other than Jack, Monty or Rachel Abramov) shall own more than 35% of the fully diluted equity of the Company, as applicable immediately after giving effect to the company becoming a public entity (or a subsidiary of a public entity).

5.  ACCOUNTING

5.1

Licensee agrees to keep accurate books of account and records covering all transactions relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the right at all reasonable hours of the day to an examination of said books of account and records, and of all other documents and materials in the possession or under the control of Licensee or any of its affiliated, associated, or subsidiary companies or agents, with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto for said purposes and for the purpose of making extracts therefrom. All books of account and records from the inception of this Agreement shall be kept available for at least three (3) years after the termination of this Agreement and any extension or renewal thereof.

5.2

Once each calendar year in which this contract is in effect, and once after expiration or termination of this Agreement, Licensor shall be entitled to an independent audit of and be given access to Licensee's account books, records, invoices and other pertinent data by a certified public accountant or qualified auditor designated by Licensor.  The audit shall be conducted to determine Licensee's sales of Products, as well as all returns and trade discounts, and shall be conducted during normal business hours at Licensee's home office or location of such files and records.  The cost of the audit shall be borne by the Licensor unless the audit reveals that Licensee understated sales of Products by more than two percent (2%), in which case Licensee may be required to pay all of Licensor's costs of the audit.

6.  QUALITY ASSURANCE

6.1

Licensee acknowledges the good reputation of  Dame Elizabeth Taylor, and further acknowledges that all Products manufactured, distributed, and/or sold by Licensee will enhance the reputation and recognition of Elizabeth Taylor and House of Taylor to the mutual benefit of the Parties.  The quality of the Licensed Products shall be consistent with the average of similar products manufactured, distributed, and/or sold by Licensee, shall serve to enhance brand recognition of the Licensed Products to the mutual benefit of the Parties, and shall be suitable for the use for which they are intended.

6.2

In order to establish a standard for quality, Licensee agrees that prior to the manufacture, distribution or sale of any of the Licensed Products, Licensee shall furnish to Licensor, free of cost for its written approval, three dimensional CAD drawings illustrating five (5) dimensions of the proposed products in detail.  Upon Licensor’s approval, a prototype will be made of the product.  Licensor shall provide its approval/disapproval of the product within ten (10) business days subsequent to its submission by Licensee and receipt by Licensor.  This provision shall apply to all manufactured products and include without limitation hang-tags, cartons, containers, packaging and wrapping material of which by way of sketches and detailed illustrations shall be provided by Licensee.  The quality and style of such Licensed Products (or if impractical, detailed photographs, descriptions and/or videos of the Licensed Products or CAD drawings as referred to herein above and related items including without limitation hang-tags, cartons, containers, packing and wrapping material shall be subject to the approval of Licensor or prior to use thereof).  Any item submitted to Licensor shall not be deemed approved unless and until same shall be approved by a Licensor in writing not more than ten (10) business days subsequent to its submission by Licensee and receipts by Licensor.  Approval by Licensor shall not constitute waiver of Licensor’s rights or Licensee’s duties under any provision of this agreement.  If not approved within the time period, same shall be deemed disapproved.

6.2.1

The Parties agree that after samples have been approved pursuant to this Section, Licensee shall not depart therefrom in any material respect without Licensor’s prior written consent.  From time to time after Licensee has commenced selling the Licensed Products, and upon Licensor’s request, Licensee shall furnish without cost to Licensor a minimum of two (2) additional random samples of each Licensed Product being manufactured and sold by Licensee hereunder, excluding those valued over $500 wholesale, or, in Licensor’s discretion, detailed photographs, descriptions, and/or videos of the Licensed Products illustrating the products in detail or items with cubic zirconia or other replicas in place of precious or semi-precious stones, together with the Related Materials, if any, used in connection therewith.

6.3

Should any Licensed Product fail to meet the quality standards established by this Section, or fail to be manufactured, sold, and/or distributed in accordance with the same or higher quality standards and all applicable Federal, State, and local laws, or be subject to recall by any government or industry organization, the offending products shall immediately be removed from distribution and sale, and Licensor shall have the right to remove that product item from the list of Licensed Products.

6.4

In addition to the standards required above, Licensee acknowledges the great value of the goodwill associated with the Licensed Marks and the worldwide recognition thereof and of Dame Elizabeth Taylor and agrees that Licensee shall not use the Licensed Marks in any manner which, directly or indirectly, would demean, ridicule or otherwise tarnish the reputation or image of Dame Elizabeth Taylor.  Without limiting the foregoing, (i) all Products shall in all respects be manufactured, marketed and distributed in a manner consistent with the high quality standards and image of Licensor, and (ii) Licensor shall not permit the manufacture, marketing or distribution of Products that represent, depict or promote (a) the glorification of violence, including but not limited to any representations of gang-related imagery, firearms or explosive devices, (b) sexual activities, including but not limited to any representations of body parts or sex toys, (c) religious beliefs, including but not limited to any religious iconography or any image commonly associated with any religious organization or cult, or (d) any political content or (e) tobacco, alcohol or drug use.

7.  DISPLAY OF MERCHANDISE

7.1

The specifics of this paragraph to be determined subsequently between Licensor and Licensee as reasonably required by Licensor.

7.2

All signage related to the Licensed Products shall be maintained, cleaned, updated, and replaced regularly so that the signage maintains a fresh appearance to enhance the brand recognition of the Licensed Products to the mutual benefit of the Parties.  The Parties agree to have meaningful consultation as to the design and placement of all signage.  All signage shall be approved in writing by Licensor prior to any use thereof.  Approval by Licensor shall not constitute waiver of Licensor's rights or Licensee's duties under any provision of this Agreement.  Licensor shall make available to Licensee any and all logos utilized by Licensor.

7.3

Website:  Licensee further agrees to offer the Licensed Products on its web page/site in a manner which makes the Licensed Products distinctive and enhances the brand recognition of the Licensed Products to the mutual benefit of the Parties.  Products other than Licensed Products may be displayed on the web page/site only with the written approval of Licensor.  It is further agreed that Licensee shall provide a link from its web page/site to Licensor’s web page/site.  Any display of the Licensed Products on Licensee’s web page/site shall be approved in writing prior to any display or use thereof.  Approval by Licensor shall not constitute waiver of Licensor's rights or Licensee's duties under any provision of this Agreement.

8.  LABELING

8.1

Licensee agrees that it will cause to appear on or within each Product manufactured, sold, and/or distributed under this Agreement and on or within all advertising, marketing, promotional, or display material bearing the Licensed Marks, the appropriate trademark and copyright notices, markings, and/or designations, and/or any other notice requested by Licensor.  In the event that any Product is distributed and/or sold in a carton, container, packing and/or wrapping material bearing the Licensed Marks, such notices shall also appear upon the said carton, container, packing, and/or wrapping material.

8.2

Licensee further agrees that on all hang-tags and packaging materials for the Products, including without limitation cartons, containers, packing, and wrapping materials, if any, a licensing statement inclusive of Licensor’s web page/site address, and subject to Licensor’s approval, shall appear during the term of this Agreement and any renewal or extension thereof.  A true and correct copy of the licensing statement approved by Licensor is set forth in Exhibit E attached hereto and incorporated by reference herein.  Licensor reserves the right to modify, supplement, and/or alter the licensing statement in its sole discretion and upon reasonable notice to Licensee. Each and every hang-tag, label, imprint, and/or other material containing any and all such notices, if any, as well as all advertising, marketing, promotional, and/ or display material which reference the Licensed Marks and/or relate to the Licensed Products, shall be submitted to Licensor for its written approval prior to any use by Licensee.  Licensor’s written approval/disapproval will be provided to Licensee not more then ten (10) business days after the submission of the materials by Licensee.  In the event such notice is not given, same shall be deemed disapproved.  Licensee shall have the right to utilize the signature of Elizabeth Taylor on all of the materials referred to in this paragraph. Approval by Licensor shall not constitute waiver of Licensor's rights or Licensee's duties under any provision of this Agreement.

8.3

The Parties further agree that should any of the Licensed Products be manufactured, distributed, or sold without the appropriate or requested trademark and copyright notices, markings, and/or designations, in addition to any other rights it may have, Licensor may demand the immediate removal of the offending product from distribution and sale, and may remove that product from the list of Licensed Products.

8.4.

The forgoing provisions are subject to the limitation that the name and likeness of Elizabeth Taylor and the Licensed Marks (other than the name House of Taylor as the Company Name), may not be used in any Product other than Licensed Products.

9.  PROMOTIONAL MATERIAL

9.1

Advertising Expenditures: In addition to any other sums paid hereunder, for each shipping (calendar) year of this Agreement, and any extension and/or renewal thereof, a minimum of two percent (2%) of the Net Sales Price shall be expended by Licensee to promote and market the Licensed Products and if and to the extent such amount is not so expended in any such year, such amount not expended shall be paid to Licensor within 30 days after the end of such year and accompanied by appropriate documentation of expenditures.  Except as provided herein, in all cases where Licensee desires advertising, marketing, promotional, and display materials or other artwork involving the Licensed Products, the cost of such advertising, marketing, promotional, and display materials or other artwork and the time for the production thereof shall be borne by Licensee.  Any amount paid under this Section shall not be included in the calculation of royalties pursuant to Section 4.

9.2

 No advertising, marketing, promotional, and display materials, or other artwork shall be used without prior written approval by Licensor.  Approval by Licensor shall not constitute waiver of Licensor's rights or Licensee's duties under any provision of this Agreement.  The Parties further agree that all artwork and designs involving the Licensed Marks shall be produced under appropriate “work for hire” provisions, and notwithstanding their creation by Licensee or others, are and shall remain the property of Licensor.  Licensee shall ensure that, prior to its utilizing any non-employees to create advertising, marketing, promotional, and display materials or other artwork, advertising copy, and/or other copyrightable materials related to the Licensed Marks, such persons or entities shall have executed the necessary valid agreements to convey the ownership and copyrights to these items to Licensor.

9.3

Licensee agrees not to offer for sale, advertise, publicize, market, or otherwise promote any of the Licensed Products in any manner whatsoever, including without limitation print media, radio, television, cable, internet, or other multi-media, without the prior written approval of Licensor, which approval shall not be unreasonably withheld.  Licensor understands the time-sensitive nature of such approvals and agrees that it will notify Licensee of said approval or rejection as to such advertising requests within 72 hours of receipt.  Approval by Licensor shall not constitute waiver of Licensor's rights or Licensee's duties under any provision of this Agreement.

9.4

The Parties further agree that in the event Licensor elects to pay for or to otherwise make a voluntary financial contribution to produce any advertising, marketing, promotional, and/or display materials of any kind, including without limitation print media, radio, television, cable, internet, or other multi-media, in connection with the Licensed Products, Licensor shall have unfettered discretion to do so.

10.  BRAND MANAGER

10.1

Licensee agrees to establish a position of Brand Manager to work with Licensor to facilitate the merchandising, development, assortment, quality, and design of the Licensed Products.  Said Brand Manager shall perform his/her/their duties during the term of this Agreement, and any renewal or extension thereof, and shall cooperate with Licensor to maximize the opportunities for brand development and/or brand recognition of the Licensed Products to the mutual benefit of the Parties.  It is understood that said Brand Manager may have other duties unrelated to Licensor.

10.2

Licensee acknowledges that significant lines of Licensed Products have been and shall continue to be developed to the mutual benefit of the Parties.

11.  CONSULTATION

11.1

Licensor and Licensee agree to have meaningful consultation with each other regularly throughout the term of this Agreement and any renewal or extension thereof.  The Parties agree that the purpose of the consultation will be to discuss methods and strategies to develop, promote, and expand the House of Taylor and Elizabeth Taylor brand and image for the mutual benefit of the Licensor, Licensee and Licensee’s customers.  To attain this mutual goal of the Parties, Licensor, or its designees, agrees to meet in person throughout the calendar year, in conformity with mutually agreed upon schedules, with Licensee, or its designees, to discuss merchandise, marketing, and advertising plans and to solicit input and ideas from Licensor or its designees.

11.2

Licensor hereby designates Stephen Roseberry and Rocco Ingemi of the Sterling Winters Company to serve as liaison with Licensee.  Licensor may designate additional members of the Elizabeth Taylor team of the Sterling Winters Company to serve as its liaison with Licensee.  Licensor reserves the right to change, modify, supplement, and/or alter this designation in any way and at anytime in its sole and unfettered discretion.

12.  TITLE

12.1   Licensee agrees that so long as the License is in effect, the Licensor will have the right, exercisable in its sole discretion, to designate Dame Elizabeth Taylor as “Founder” of the Company; provided however that Dame  Elizabeth Taylor shall have no obligation to the Company associated with such title and she shall be indemnified in accordance with Section 18 from and against any and all Losses arising out of her maintaining such title.  The Company also agrees that Licensor shall have the right to change such title as Licensor shall reasonably request.

13.  PHOTO SESSIONS

13.   Intentionally Deleted.

14.  RECORDING & FILMING

14.1

Any use by Licensee of the name, photograph, likeness, voice, signature, sobriquet, etc., (“Name and Likeness”) of Dame Elizabeth Taylor, including the use of her name as Founder,  must be subject to the express prior written approval of Licensor and any such Name and Likeness shall, likewise, be subject to the express prior written approval of Licensor.  Such approval may be granted or withheld in Licensor’s sole discretion.  Dame Elizabeth Taylor shall have absolutely no obligation to make any appearances, personal or otherwise, or photo sessions, etc., in or in connection with this Agreement.  In the event Licensor does consent to same, such consent shall be subject to agreement between Licensor and Licensee regarding the terms and conditions of any such activities.

15.  GOOD WILL

15.1

Licensee recognizes the great value of the good will associated with the Licensed Marks and acknowledges that the Licensed Marks have become distinct and all rights therein and good will pertaining thereto belong exclusively to Licensor, and that the Licensed Marks have a secondary meaning in the mind of the public.

16.  LICENSOR'S RIGHTS

16.1

Nothing in this Agreement shall be construed to prevent Licensor from granting any other license for the use of the Licensed Marks or from utilizing the Licensed Marks in any manner whatsoever other than the Licensed Product or the Company Name.

16.2

Licensee agrees that rights not specifically granted to Licensee are reserved by Licensor and may be used by Licensor without limitation.  Any use by Licensor of such reserved rights, including but not limited to the use or authorization of the use of the Licensed Marks, or any of them, shall not be deemed unfair competition, interference with or infringement of any of Licensee’s rights hereunder.

16.3

Licensee agrees to furnish any Licensed Product requested by Licensor to Jason Winters at The Sterling Winters Company, at manufacturer cost; provided, however, that any Licensed Product provided by Licensee under Section 6 shall be at no charge.

17.  PROTECTION OF LICENSOR'S RIGHTS

17.1

Licensee agrees that during the term of this Agreement, or thereafter, it will not register or attempt to register any of the Licensed Marks, nor will Licensee attack the title or any rights of Licensor in and to the Licensed Marks or the Licensed Products or attack the validity of this Agreement.

17.2

Licensee further agrees to cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor's rights in and to the Licensed Marks. In the event there has not been a previous registration of any Licensed Mark, Licensed Product, and/or any material relating thereto, for a particular class or purpose, Licensor shall register and maintain, at its own expense, trademarks and/or service marks in the appropriate class(es) and/or copyrights in the name of Licensor.  Licensee is not permitted to register any copyright, trademark, and/or service mark on behalf of Licensor.  It is further agreed that nothing contained in this Agreement, and no act or omission by Licensor and/or by Licensee shall be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Marks, it being understood that all rights relating thereto are reserved by Licensor, except for the license hereunder to Licensee of the right to use and utilize the Licensed Marks only as specifically and expressly provided in this Agreement.

17.3

Licensee also agrees to assist Licensor to the extent necessary in the procurement of any protection or to protect any of Licensor's rights to the Licensed Marks. Licensor, if it so desires, may commence or prosecute any claims or suits in its own name, and Licensee may commence or prosecute any claims or suits only with the prior written approval of Licensor. Licensee shall notify Licensor in writing within ten (10) days of any infringement or imitation by others of the Licensed Marks on Licensed Products similar to those covered by this Agreement which may come to Licensee's attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or imitation.

17.4

Licensee acknowledges that Licensor has sole and exclusive ownership of all right, title, and interest in and to the Licensed Marks and any registrations that have been issued or may be issued thereon.  Licensee agrees that it will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest, including without limitation applying for trademark registration in Licensee’s name for any word or mark that is the same or likely to be confusingly similar to the Licensed Marks.  Licensee further agrees that its every use of the Licensed Marks shall inure to the benefit of Licensor, and that Licensee shall not at any time acquire any rights in such Licensed Marks by virtue of any use it may make of the Licensed Marks.

18.  INDEMNIFICATION

18.1

Licensor hereby indemnifies Licensee and undertakes to hold it harmless against any claims or suits for trademark infringement arising solely out of the validity of the rights to the Licensed Marks and from Licensee’s use of the Licensed Marks as granted herein and authorized under the terms of this Agreement, provided that prompt notice is given to Licensor within ten (10) days of any such claim or suit, and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought, and no settlement of any such claim or suit is made without the prior written consent of Licensor.  It is further agreed that Licensor reserves the unfettered right to select counsel to defend any such claims.

18.2

Licensee shall defend, indemnify, and hold Licensor harmless against any and all actions claims, demands, lawsuits, loss, costs, damages, judgments, liabilities, license fees, settlement or expenses incurred, claimed, obtained, or sustained, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether in law or in equity, including without limitation, claims relating to or allegedly relating to the design, manufacture, sale, purchase, use, advertising, marketing, and/or distribution of any Product or any other operation or activity of the Company, whether for personal injury, product liability, intellectual property infringement, dilution, misappropriation or otherwise. Licensor reserves the right to select counsel to defend and/or bring any such claims.  Notwithstanding Licensor’s right to the choice of counsel, Licensee shall solely be responsible for any and all attorneys’ fees, costs, and expenses relating to any and all such actions.

18.3

Licensor warrants that it has the lawful capacity to execute this Agreement and that it is the owner of the Licensed Marks.  Licensor believes that it and Licensee are entitled to use the Licensed Marks in commerce relating to the Licensed Products, and that to the best of its knowledge and belief, no other person or entity has the right to use the Licensed Marks in commerce, either in the identical form or in such near resemblance thereto as may be likely, when applied to the goods of such other person or entity, to cause confusion, mistake, or deception.

18.4

Licensor makes no representations or warranties with respect to the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product manufactured, sold, and/or distributed by Licensee and disclaims any liability arising out of the design, manufacture, sale, purchase, use, marketing, and/or distribution of any Licensed Product.

18.5

Licensee warrants that the Products manufactured, sold, and/or distributed by Licensee under this Agreement shall be suitable for the purpose for which they are intended to be used.  Licensee acknowledges and agrees that there are no warranties, guarantees, conditions, covenants, or representations by Licensor as to marketability, fitness for a particular purpose, or other attributes of the Products, whether express or implied (in law or in fact), oral or written.  Licensee hereby agrees to the code of conduct attached hereto as Exhibit “C”.

18.6

For purposes of this Section, the term “Licensor” shall mean Interplanet Productions, Ltd., including without limitation any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Elizabeth Taylor.

19.  INSURANCE

19.1

Licensee represents that it has obtained, and agrees to maintain, at its own expense, in full force and effect the insurance coverage described below during the term and at all times during which (i) the Products are being manufactured, sold, and distributed, (ii) the Licensed Marks are otherwise being used, including in the Company Name or (iii) Elizabeth Taylor is an any way associated with the Company (including as Founder).  The insurance coverage required by this Section shall be insurance for general liability, director’s and officer’s liability, bodily injury, advertising injury, property damage, and product liability from a recognized insurance company approved by Licensor, which is qualified to do business in the State of California, providing protection at least in the amount of $10,000,000 per occurrence and $10,000,000 in the aggregate for Licensor and for Licensee against any actions, claims, demands, lawsuits, loss, costs, attorneys’ fees, damages, judgments, and liabilities of any nature whatsoever relating to the activities described above and naming Licensor as named insured.  As proof of such insurance, a fully paid certificate of insurance naming Licensor as a named insured shall be submitted to Licensor by Licensee for Licensor's prior approval before any Licensed Product is manufactured, sold, or distributed.  Any proposed change in certificates of insurance shall be submitted to Licensor for its prior approval.  Licensor shall be entitled to a copy of the prevailing certificate of insurance, which shall be furnished to Licensor by Licensee.

19.2

For purposes of this Section, the term “Licensor” shall mean Interplanet Productions, Ltd., including without limitation any of its agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present, specifically including Elizabeth Taylor.

20.  INSOLVENCY

20.1

If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee, or if it becomes dissolved, or becomes insolvent or unable to pay or discharge its liabilities in the ordinary course of business, or if Licensee assigns the whole or any substantial part of its assets or undertakings for the benefit of creditors or makes an assignment for the benefit of its creditors or any similar arrangement pursuant to any federal or state law, compulsory or voluntarily, or if a receiver or other similar officer is appointed for the whole or any part of the assets or undertakings of Licensee or its business, or if Licensee stops payment to its creditors generally, or ceases or threatens to cease to carry on its business or any substantial part thereof, Licensor may terminate this Agreement by giving notice to Licensee of its intention to terminate and such termination shall be effective immediately.  In the event this Agreement is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, exploit, or in any way deal with or in any Licensed Products covered by this Agreement or any related advertising, marketing, promotional, and display materials, including without limitation cartons, containers, packing, and wrapping materials, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow.

21.  TERMINATION

21.1

Except as otherwise provided herein, in the event Licensee materially breaches any of the representations or warranties contained in this Agreement or breaches or fails to perform any of its duties and obligations pursuant to the terms of this Agreement, Licensor shall have the right to terminate this Agreement upon thirty (30) days notice in writing, and such notice of termination shall become effective unless Licensee shall completely remedy the breach within the thirty (30) day period and satisfy Licensor that any such breach has been remedied.

21.2

Licensor shall also have the right to terminate this Agreement upon thirty (30) days notice in writing upon the following occurrences:

(i)  Royalties in any annual fiscal period fail to meet or exceed the minimum royalties set forth for such annual period on Schedule A hereto;

21.3

Licensor shall also have the right to terminate this Agreement immediately in writing upon the following occurrences:

(i)   Jack and Monty Abramov are no longer associated with the business of the Company;

(ii)  There occurs a merger or sale of the Company, an offering of securities of the Company (other than [describe reverse merger]), or otherwise or a sale of all or a material portion of the assets of the Company (other than a sale of inventory in the ordinary course as contemplated herein);

(iii).  The KI Agreement terminates.

21.5

Termination of this Agreement shall be without prejudice to any rights which Licensor may otherwise have against Licensee. Upon the termination of this Agreement, notwithstanding anything to the contrary herein, all royalties on sales theretofore made shall become immediately due and payable.

21.5

Upon termination, the Company will take all actions to change its name to remove any reference to any of the Licensed Marks, including the name House of Taylor and shall otherwise cease using the Licensed Marks for any purpose.

22.  FORCE MAJEURE

22.1

The Parties shall be released from their obligations hereunder, and this Agreement shall terminate in the event that governmental regulations or other causes arising out of a state or national emergency or war or causes beyond the control of the Parties render performance impossible, and one Party so informs the other in writing of such causes and its desire to be so released. In such event, all royalties on sales theretofore made shall become immediately due and payable to Licensor.

23.  NOTICES

23.1

Any notice, communication, statement, payment, or legal service of process required or permitted under this Agreement shall be effective when hand delivered in writing; or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by telex or by electronic facsimile (with a confirmation copy sent by mail); or the day after the notice, communication, statement, payment, or legal service of process is sent by overnight air courier service (e.g. Federal Express).  All such communications shall be sent to the Parties at the notice addresses listed below or to such other persons and notice addresses as may be designated in writing by the Parties to each other.

Hansen, Jacobson, Teller, Hoberman

Newman, & Warren , LLP

450 N. Roxbury Drive, 8th Floor

Beverly Hills, California 90210-4222

Attention:  Tom Hoberman, Esq.

Phone:  (310) 248-3136

Fax:  (310) 550-5220

Sterling Winters Company

10877 Wilshire Boulevard, 15th Floor

Los Angeles, California 90024

Attention:  Jason Winters

Phone:   (310) 557-2700

Fax:  (310) 557-1722

House of Taylor

9200 Sunset Blvd. Suite 425

West Hollywood 90069

Attention:  Jack Abramov

Phone:  (310) 860-2660

Fax:  (310) 861-2661

24.  NEGATION OF AGENCY

24.1

Licensee is an independent contractor.  Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the Parties, and neither Party shall so hold itself out. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing contained in this Agreement shall give, or is intended to give, any rights of any kind to any third person(s).

25.  ASSIGNABILITY

25.1

This Agreement shall inure to the benefit of Licensor, its successors, and assigns, but will be personal to Licensee, and shall be assignable by Licensee only with the prior written consent of Licensor.  Licensee shall not mortgage, assign, sub-license, or otherwise encumber this Agreement without the prior written consent of Licensor.  However, Licensee may undertake and obtain receivable financing or other financial arrangements so long as Licensee continues to render all services pursuant to its obligations under this Licensing Agreement.

26.  MODIFICATION AND WAIVER

26.1

Except as otherwise provided herein, no agreement or understanding purporting to add to or to modify the terms and conditions of this Agreement shall be binding unless agreed to by the Parties in writing.  Any terms and conditions set forth in any forms used by the Parties which are in conflict with the terms and conditions of this Agreement shall be void and have no effect.  The Parties further agree that the Exhibits to this Agreement may be modified, amended, altered, and/or supplemented from time to time in a writing signed by authorized representatives of the Parties.

26.2

It is agreed that no waiver by either Party hereto or any breach or default of any of the provisions set forth herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

27.  GOVERNING LAW

27.1

This Agreement shall be construed in accordance with, and all disputes relating hereto, shall be governed by the laws of the state of California without giving effect to any conflicts of law provisions. The Parties consent to the jurisdiction of the courts of competent jurisdiction, federal or state, situated in the state of California, County of Los Angeles for the bringing of any and all actions relating hereto.  It is further agreed that, subject to mutual agreement of the Parties in a writing signed by authorized representatives of the Parties, Licensor and Licensee may consider mediating disputes relating to this Agreement, if any, prior to arbitration and/or any action relating hereto.

28.  CONFIDENTIALITY

28.1

The Parties agree that the terms, conditions, and subject matter of this Agreement constitute confidential and proprietary information belonging to Licensor.  Licensee agrees not to divulge any confidential and proprietary information pertaining to this Agreement to any third party without prior written consent of Licensor.  Licensee shall take any and all lawful measures to prevent the unauthorized use and/or disclosure of such confidential information, and to prevent unauthorized persons or entities from obtaining or using such information.  Licensee further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such confidential information.  Licensee may disclose such confidential and proprietary information to its officers, directors, employees, agents, and authorized representatives to the extent necessary to enable Licensee to perform its obligations under this Agreement, provided that said officers, directors, employees, agents, and/or authorized representatives execute an appropriate confidentiality agreement approved by Licensor, which by its terms shall be enforceable by injunctive relief.  Licensee shall be liable for any unauthorized use and disclosure of such confidential information by its officers, directors, employees, agents, and authorized representatives, including without limitation its attorneys and accountants.  The Parties further agree that any breach or threatened breach of this Section would cause irreparable harm to Interplanet Productions, Ltd., that a remedy at law or in damages would be inadequate, and that the provisions of this Section may be enforced by way of injunctive relief in addition to any other rights available to Interplanet Productions, Ltd. in law or in equity.

28.2

  For purposes of this Agreement, “confidential and proprietary information” includes, but is not limited to the terms, conditions, and subject matter of this Agreement, including any financial, cost, pricing, and royalty information; product development, business, marketing, promotion, distribution, sales, sales plans, and strategies; information concerning Licensor’s product development and intellectual property; information concerning manufacturing processes relating to the Licensed Products; and information concerning the Licensed Products that is not in the public domain.

29.  ENTIRE AGREEMENT AND ADMISSIBILITY

29.1

This Agreement constitutes the complete understanding between the Parties and supersedes any and all prior agreements, promises, representations, or inducements, no matter their form, concerning the subject matter of this Agreement.  The Parties desire that this Agreement represents a single and completely integrated contract expressing the entire agreement of the Parties with respect to the subject matter of this Agreement.  No promises, agreements, or modifications to this Agreement made subsequent to the execution of this Agreement by the Parties shall be binding unless reduced to writing and signed by authorized representatives of the Parties.  The Parties to this Agreement agree that this Agreement may be used as evidence in any subsequent proceeding in which any Party alleges a breach of this Agreement or seeks to enforce its terms, provisions, or obligations.

30.  SEVERABILITY

30.1

Whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law.  Should any of the provisions or terms of this Agreement be determined illegal, invalid, or unenforceable by any court of competent jurisdiction, validity of the remaining parts, terms, or provisions, shall not be affected thereby, and said illegal,  invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

31.  RECITALS & PARAGRAPH HEADINGS

31.1

The terms of this Agreement are contractual, not a mere recital, and are the result of joint negotiations between, and joint drafting by, the Parties, and are therefore not to be construed in favor of or against either Party.  All recitals are incorporated by reference into this Agreement.  Caption and Paragraph headings are used for convenience and reference only, are no part of this Agreement, and shall not be used in interpreting, construing, defining, limiting, extending, or describing the scope of this Agreement, or any provision hereof, in any way.

32.  ATTORNEY FEES AND COSTS

32.1

Should any action be necessary to enforce the terms of this Agreement, the prevailing Party will be entitled to recover reasonable attorneys' fees and costs.

33.  EXECUTION OF COUNTERPARTS

33.1

This Agreement may be executed in two or more duplicate bond or facsimile counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of the Agreement, it shall not be necessary to produce more than one such counterpart.

34.  EQUITABLE RELIEF

34.1

The Parties acknowledge that the subject matter of this Agreement relates to services and rights, which are extraordinary and unique and which cannot be replaced or adequately compensated in money damages, and any breach by Licensee of this Agreement will cause irreparable injury to Licensor.  Therefore, Licensee agrees that in the event of a breach of this Agreement, Licensor, in addition to any other remedies that might be available to it, shall have the right to seek from any court having competent jurisdiction, such equitable relief that might be appropriate, including a decree enjoining any further breach of this contract and/or requiring the immediate cessation of all use, directly or indirectly, of the Licensed Marks by Licensee or of granting rights in such Licensed Marks to any other person or entity, and/or requiring Licensee to perform its obligations set forth herein, including without limitation a decree requiring Licensee to surrender any unsold Licensed Products then existing to Licensor.

35.  ARBITRATION

35.1

The Parties agree that any and all disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way of arbitration.  The Parties may use, but are not required to use, the American Arbitration Association (“AAA”) Rules for Arbitration of Commercial Disputes then in effect, or any other rules or any other forum as otherwise agreed to by the Parties by written stipulation.  Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes.  Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the Parties.

35.2

In the event the Parties cannot agree on an arbitrator within ten (10) days, the arbitrator shall be appointed by the Parties in the following manner: AAA, and/or another alternative dispute resolution provider agreed upon by the Parties, shall furnish the Parties with a list of potential qualified arbitrators.  For purposes of this Section, a “qualified arbitrator” shall mean a retired judge of a superior or appellate court or an experienced attorney agreed upon by the Parties.  If any Party objects to all the names on the list, AAA, and/or another alternative dispute resolution provider agreed upon by the Parties, shall provide the Parties with an alternative list of potential qualified arbitrators; provided, however, that each Party shall be entitled to so object only once.  Once a particular list has been agreed upon by the Parties, or a list is furnished pursuant to the preceding sentence, the Parties shall alternately eliminate unacceptable arbitrators until only one name remains.  The remaining person shall be appointed arbitrator.  The Parties agree to draw lots to decide which Party shall remove the first name from the list of arbitrators.  Should a Party whose turn it is to eliminate an unacceptable arbitrator fail to do so within twenty-four (24) hours of the written request of the other Party, then the choice of the other Party of an arbitrator then remaining on such list shall be binding on the Parties.  All costs of the arbitration, including the cost of any record or transcript of the arbitration proceedings, all administrative fees, the fee of the arbitrator, and all other fees and costs shall initially be borne equally by the Parties, provided, however, that the arbitrator shall award the prevailing Party its reasonable attorneys’ fees, expenses and costs, including all costs of arbitration.

35.3

The arbitrator shall not extend, modify, or suspend any of the terms of this Agreement.  The arbitration and all proceedings related thereto shall be deemed private and confidential and shall not be disclosed to the public by either the arbitrator or the Parties to the arbitration.  If the rules of AAA or another agreed upon alternative dispute resolution provider differ from this Section, the provisions of this Section shall control.

35.4

Notwithstanding the foregoing, the Parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, or any other federal or state court having jurisdiction, without prejudice to the above-described arbitration procedures, if in that Party’s sole judgment such provisional relief is necessary to avoid irreparable injury or to preserve the status quo.  Nevertheless, the arbitration procedure set forth in this Section is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this Agreement.

CC1:703051.5

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

INTERPLANET PRODUCTIONS, LTD.

By _________________________________

Title:

Date:

House of Taylor Jewelry, Inc.

By _________________________________

Title:

Date:

2

CC1:703051.5

SCHEDULE “A”

Minimum Royalties

Period	Active Groups	Projected Revenue*	Projected Royalties*
June 2005 to May 2006	H.O.T. Core H.O.T. Diamond Basic K.I. Other	$4,000,000 $2,000,000 $4,000,00	$400,000 $60,000 $120,000
Fiscal ‘05/’06 Totals		$10,000,000	$580,000
June 2006 to May 2007	H.O.T. Core H.O.T. Diamond Basic K.I. Other	$6,000,000 $4,000,000 $6,000,000	$600,000 $120,000 $166,000
Fiscal ’06/’07 Totals		$16,000,000	$900,000
June 2007 to May 2008	H.O.T. Core H.O.T. Diamond Basic K.I. Other	$8,000,000 $6,000,000 $8,000,000	$800,000 $180,000 $240,000
Fiscal ‘07/’08 Totals		$22,000,00	$1,220,000
June 2008 to May 2009	H.O.T. Core H.O.T. Diamond Basic K.I. Other	$10,000,000 $8,000,000 $10,000,000 $3,000,000	$1,000,000 $240,000 $300,000 $90,000
Fiscal ‘08/’09 Totals		$31,000,000	$1,630,000
June 2009 to May 2010	H.O.T. Core H.O.T. Diamond Basic K.I. Other	$12,000,000 $10,000,000 $13,000,000 $5,000,000	$1,200,000 $390,000 $390,000 $150,000
Fiscal ‘09/’10 Totals		$40,000,000	$2,040,000
June 2010 to May 2011	H.O.T. Core H.O.T. Diamond Basic K.I. Other	$15,000,000 $12,000,000 $15,000,000 $6,000,000	$1,500,000 $360,000 $450,000 $180,000
Fiscal ‘10/’11 Totals		$48,000,000	$2,490,000
June 2011 to May 2012	H.O.T. Core H.O.T. Diamond Basic K.I. Other	$18,000,000 $14,000,000 $18,000,000 $7,000,000	$1,800,000 $420,000 $540,000 $210,000
Fiscal ‘11/’12 Totals		$57,000,000	$2,970,000
7 YEAR TOTALS		$224,000,000	$11,830,000

*Figures assume consistent and normal business conditions.

CC1:703051.5